Exhibit 5.1

Diane J. Harrison, Esq.
Bar Admissions: Florida and Nevada
6860 Gulfport Blvd. S. No. 162
South Pasadena, FL 33707

June 5, 2006

Board of Directors
Shimoda Marketing, Inc.
5113 Central Avenue
St. Petersburg, FL  33710

Re: Registration Statement on Form SB-2A/1 of Shimoda Marketing, Inc.

Dear Directors:

You have requested my opinion as counsel for Shimoda Marketing, Inc., (the "Company"), in connection with a Registration Statement on Form SB-2 (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"), as to the legality of the 600,000 shares of common stock being offered by the Company in a primary offering and  1,670,000 shares of common stock being offered by selling security holders in a secondary offering,  (the "Shares") par value $0.01 per share, of the Corporation which are being registered in the Registration Statement.

I have made such legal examination and inquiries as I have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1. Amended and Restated Articles of incorporation;
2. The Company's resolutions of the Board of Directors authorizing the issuance of shares; and
3. Florida corporate law.

In rendering my opinion, I have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and (ii) assurances from public officials and from members and other representatives of the Company as I have deemed necessary for purposes of expressing the opinions expressed herein. I have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents and have relied upon such information and representations in expressing my opinion.

I have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.

The opinions expressed herein shall be effective as of the date of effectiveness of the Company's registration statement. The opinions set forth herein are based upon existing law and regulations, all of which are subject to change prospectively and retroactively. My opinions are based on the facts and the above documents as they exist on the date of this letter, and I assume no obligation to revise or supplement such opinions as to future changes of law or fact. This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.

Based upon the foregoing, it is my opinion that each outstanding share of Common Stock registered in this offering (whether for resale or in the primary offering), when distributed and sold in the manner referred to in the Registration Statement, will be legally issued, fully paid, and non-assessable.

I hereby consent to the discussion in the Registration Statement of this opinion, the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name therein.

Sincerely,

/s/ Diane J. Harrison
 Diane J. Harrison